Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp Announces Second Quarter Earnings

Annapolis, MD (July 16, 2013) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB ("Severn"), today announced net income of $232,000 or $(.01) per share for the second quarter of 2013 compared to net income of $1,203,000 or $.08 per share for the second quarter of 2012 and compared to net income of $621,000 or $.03 per share, for the quarter ended March 31, 2013.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

"Although we had what amounts to a break even quarter, Severn continues to make great strides in resolving problem assets. Severn is aggressively liquidating foreclosed real estate, and is rapidly and decisively taking steps to rid itself of the remaining "legacy assets" that were originated some years ago," stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued, "We expect to see earnings improve shortly after we rid ourselves of the last remnants of these assets. Despite absorbing over $2 million in expenses related to relieving the balance sheet of these problems during the first half of this year, Severn was able to generate a profit. We have a strong company emerging, and we should continue to increase our market share as one of the remaining community banks in the Anne Arundel County marketplace."

About Severn Savings Bank:

Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $840 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management's determination of the amount of loan loss reserve and statements about the economy.  The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "could," "should," "guidance," "potential," "continue," "project," "forecast," "confident," and similar expressions are typically used to identify forward-looking statements.  Severn's operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn's general market area, federal and state regulation, competition and other factors detailed from time to time in Severn's filings with the Securities and Exchange Commission (the "SEC"), including "Item 1A. Risk Factors" contained in Severn's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012

Summary Operating Results:
Interest income	$8,574	$8,913	$9,412	$9,104	$10,276
Interest expense	2,364	2,315	2,587	3,027	3,336
Net interest income	6,210	6,598	6,825	6,077	6,940
Provision for loan losses	300	320	300	-	-
Net interest income after provision for loan losses	5,910	6,278	6,525	6,077	6,940
Non-interest income	1,881	1,572	1,478	1,039	835
Non-interest expense	7,470	6,785	5,815	5,961	5,732
Income before income tax provision	321	1,065	2,188	1,155	2,043
Income tax provision	89	444	914	481	840
Net income	$232	$621	$1,274	$674	$1,203

Per Share Data:
Basic earnings per share	$(0.01)	$0.03	$0.09	$0.03	$0.08
Diluted earnings per share	$(0.01)	$0.03	$0.09	$0.03	$0.08
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,108,470	10,100,454	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.03%	0.07%	0.14%	0.08%	0.13%
Return on average equity	0.21%	0.57%	1.19%	0.63%	1.13%
Net interest margin	3.29%	3.47%	3.33%	3.09%	3.41%
Efficiency ratio*	76.42%	72.01%	63.70%	71.19%	64.96%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012

Balance Sheet Data:
Total assets	$839,053	$849,598	$852,118	$862,628	$897,390
Total loans receivable	642,801	653,595	669,187	688,405	687,796
Allowance for loan losses	(12,765)	(15,465)	(17,478)	(23,180)	(24,097)
Net loans	630,036	638,130	651,709	665,225	663,699
Deposits	583,271	593,900	599,394	609,772	643,653
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	109,313	109,349	108,996	108,004	107,612
Bank's Tier 1 core capital to total assets	14.9%	14.8%	14.6%	14.1%	13.4%
Book value per share	$8.21	$8.22	$8.18	$8.08	$8.04

Asset Quality Data:
Non-accrual loans	$37,537	$35,064	$37,495	$42,596	$38,965
Foreclosed real estate	13,297	14,895	11,441	13,801	16,329
Total non-performing assets	50,834	49,959	48,936	56,397	55,294
Total non-accrual loans to net loans	6.0%	5.5%	5.8%	6.4%	5.9%
Total non-accrual loans to total assets	4.5%	4.1%	4.4%	4.9%	4.3%
Allowance for loan losses	12,765	15,465	17,478	23,180	24,097
Allowance for loan losses to total loans	2.0%	2.4%	2.6%	3.4%	3.5%
Allowance for loan losses to total non-accrual loans	34.0%	44.1%	46.6%	54.4%	61.8%
Total non-performing assets to total assets	6.1%	5.9%	5.7%	6.5%	6.2%
Non-accrual troubled debt restructurings (included above)	6,771	6,774	5,635	12,574	9,515
Performing troubled debt restructurings	41,544	46,607	56,448	51,230	51,034